Exhibit 4.4

Titan International, Inc.

And Each of the Guarantors Party Hereto

7.875% SENIOR UNSECURED NOTES DUE 2017

_________________________

Discharge Supplemental Indenture

Dated as of October 7, 2013
_________________________

to

Indenture

Dated as of October 1, 2010

_________________________

U.S. Bank National Association

Trustee

DISCHARGE SUPPLEMENTAL INDENTURE (the “Discharge Supplemental Indenture”), dated as of October 7, 2013, among TITAN INTERNATIONAL, INC., an Illinois corporation (the “Company”), the guarantors party hereto (the “Guarantors”), and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”) and collateral trustee (the “Collateral Trustee”), under the indenture dated as of October 1, 2010 (the “Base Indenture”), as supplemented by the first supplemental indenture dated as of March 11, 2013 (the “First Supplemental Indenture”), as supplemented by the second supplemental indenture dated as of October 7, 2013 (the “Second Supplemental Indenture” and, together with the First Supplemental Indenture and the Base Indenture, the “Indenture”) providing for the Company’s 7.875% Senior Secured Notes due 2017 (the “Notes”).

W I T N E S S E T H:

WHEREAS, Section 12.05 of the Indenture provides, among other things, that, with the consent of the Holders of at least of 66²/3% of the principal amount of the Notes, the Collateral Trustee may release the Liens securing the Notes and Note Guarantees outstanding under the Indenture and any other Obligations under the Indenture; and

WHEREAS, all things necessary to make this Discharge Supplemental Indenture a valid supplement to the Indenture in accordance with its terms have been done;

NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1. Effectiveness of Discharge Supplemental Indenture.  The amendments set forth in this Discharge Supplemental Indenture shall become effective as of the date hereof.

Section 2. Amendments to Indenture.

(a)     Section 4.10 of the Indenture shall be deleted in its entirety and replaced by the following:

Section 4.10.    [INTENTIONALLY OMITTED].

(b)    Section 4.20 of the Indenture shall be deleted in its entirety and replaced by the following:

Section 4.20.    [INTENTIONALLY OMITTED].

(c)    Section 4.21 of the Indenture shall be deleted in its entirety and replaced by the following:

Section 4.21.    [INTENTIONALLY OMITTED].

(d)    Section 4.22 of the Indenture shall be deleted in its entirety and replaced by the following:

Section 4.22.    [INTENTIONALLY OMITTED].

(e)    The following clauses (3), (9) and (10) of Section 6.01 of the Indenture shall be deleted in their entirety and replaced with the following:

(3)    failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Sections 4.15 or 5.01 of this Indenture;

(9)    [Intentionally Omitted]

(10)    [Intentionally Omitted]

(f)    Article 12 of the Indenture shall be deleted in its entirety and replaced by the following:

Article 12    [INTENTIONALLY OMITTED].

(g)     Any definitions used exclusively in the provisions of the Indenture that are deleted pursuant to this Section 2, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture, and all references in the Indenture to any sections or clauses set forth above in this Section 2, any and all obligations thereunder and any Event of Default related solely to such sections and clauses, are hereby deleted throughout the Indenture.

Section 3. Waiver.  Subject to the Company’s performance of its obligation under Section 9.02 of the Indenture to notify Holders of the effectiveness of this Discharge Supplemental Indenture, all Defaults and Events of Default that may exist under the Indenture as of the date hereof are hereby waived.

Section 4. Governing Law.  THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS DISCHARGE SUPPLEMENTAL INDENTURE AND THE INDENTURE AS AMENDED HEREBY.

Section 5. Terms Defined.  Capitalized terms used in this Discharge Supplemental Indenture and not otherwise defined herein shall have the respective meanings set forth in the Indenture, as amended hereby.

Section 6. Counterparts.  This Discharge Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument. The exchange of copies of this Discharge Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Discharge Supplemental Indenture as to the parties hereto and may be used in lieu of the original Discharge Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 7. Severability Clause.  In case any provision in this Discharge Supplemental Indenture shall be invalid, illegal or unenforceable, to the extent permitted by law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8. Ratification, Confirmation and Preservation of Indenture. Except as expressly amended and supplemented hereby, the Indenture continues in full force and effect and is in all respects confirmed, ratified and preserved and the provisions thereof shall be applicable to the Notes and this Discharge Supplemental Indenture. Upon the execution and delivery of this Discharge Supplemental Indenture by the Company, the Guarantors, the Trustee and the Collateral Trustee, this Discharge Supplemental Indenture shall form a part of the Indenture for all purposes, and the Company, the Guarantors, the Trustee, the Collateral Trustee and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references to the “Indenture,” whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Discharge Supplemental Indenture (whether or not made), unless the context shall otherwise require.

Section 9. Indenture and Discharge Indenture Construed Together. This Discharge Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Discharge Supplemental Indenture shall henceforth be read and construed together for all purposes.

Section 10. Benefits of Discharge Supplemental Indenture. Nothing in this Discharge Supplemental Indenture, the Indenture or the Notes, express or implied, shall give to any Person other than the parties hereto and thereto and their successors hereunder and thereunder, any Paying Agent, any Registrar and the Holders, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Discharge Supplemental Indenture or the Notes.

*  *  *

IN WITNESS WHEREOF, the undersigned have caused this Discharge Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, all as of the day and year first above written.

TITAN INTERNATIONAL, INC.
By: /s/ Maurice Taylor
Name: Maurice M. Taylor, Jr.
Title: Chief Executive Officer

GUARANTORS:

Titan Wheel Corporation of Illinois
Titan Tire Corporation
Titan Tire Corporation of Bryan
Titan Tire Corporation of Freeport

By: /s/ Maurice Taylor
Name: Maurice M. Taylor, Jr.
Title: Chief Executive Officer1

Signature Page to Discharge Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Ann M. Forey
Name: Ann M. Forey
Title: Vice President
U.S. BANK NATIONAL ASSOCIATION, as Collateral Trustee

By:	/s/ Ann M. Forey
Name: Ann M. Forey
Title: Vice President

Signature Page to Discharge Supplemental Indenture